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NEWS RELEASE

FOR IMMEDIATE RELEASE

Wednesday January 25, 2006

EGL, Inc. Announces Resignation of Chief Financial Officer

HOUSTON, January 25, 2006 – EGL, Inc. (NASDAQ: EAGL) today announced that Elijio Serrano, its Chief Financial Officer (CFO), has resigned from the company effective February 10, 2006 to join a Houston-area oilfield services company.  Serrano has been EGL’s CFO since 1999 and a director since 2000.

He will continue as a director until the company files its Annual Report on Form 10-K for the year-ended December 31, 2005.  EGL plans to formally announce fourth quarter 2005 earnings results on Thursday March 9, 2006.

The company will seek to fill the CFO position as quickly as possible with the most qualified candidate.  Mr. Serrano has agreed to serve as an advisor to the CEO to assist in the transition.

“I want to thank Elijio for his contributions over the past six years and his participation in the expansion of our business into international markets,” said James R. Crane, EGL’s CEO.  “The entire EGL team wishes Elijio well in his new position.”

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Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2004 revenues exceeding $2.7 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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